Exhibit 23.4

[Leidos Letterhead]

consent of LEIDOS ENGINEERING, LLC

As an independent engineering firm, Leidos Engineering, LLC hereby consents to the incorporation by reference in the Registration Statement on Form S-4 of Roth CH Acquisition I Co. Parent Corp. to be filed on or about December 31, 2020, of the independent engineer’s report dated October 2, 2020, which set forth the results of Leidos’s technical, environmental and economic review of the Project. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

LEIDOS ENGINEERING, LLC

	By:	/s/ Christian H. Carpenter
Name: Christian H. Carpenter
Framingham, Massachusetts	Title: Vice President
December 31, 2020